H A E M A C U R E

                              HAEMACURE CORPORATION





Monday, June 30, 1997


Ms. Elaine Whitmore
2723 Westridge Drive
Arlington, Texas 76012

Dear Elaine:

     We have progressed the discussions relating to your employment with HAEMACURE CORPORATION to the point where we should summarize the general points of the employment being offered. The purpose of this letter is to provide the basis of an employment contract, and to determine that we have general agreement on the terms prior to initiating such written agreement. As used in this letter, "Employer" or "Company" shall mean HAEMACURE CORPORATION, a corporation organized under the laws of the State of Delaware, with corporate offices in Sarasota, Florida, and "Employee" shall mean Elaine Whitmore.

                          PROPOSED TERMS AND CONDITIONS

1.   POSITION:

     (a)  Vice President Clinical and Regulatory Affairs

     (b) The current structure of the Company dictates that the Position would report directly to the CEO

     (c)  Summary of Job Description:

          The Employee shall manage clinical and regulatory activities for all the Company's products in the United States. As growth demands, the position may potentially lead to world wide responsibility for clinical and regulatory activities of the Company and its products.

2.   DATE OF EMPLOYMENT:

     (a)  July 1, 1997.


                          One Sarasota Tower, Suite 900
                             Two North Tamiami Trail
                             Sarasota, Florida 34236
                   Tel.: (941) 361-2166 o Fax: (941) 365-1051

3.   LOCATION OF EMPLOYMENT:

     (a)  Sarasota, Florida

          The Company recognizes that the duties and responsibilities of the positions will be assumed on the Date of Employment, but that initially such duties will be performed from Employees home in Arlington, Texas. It is expected that there will be some commuting to Sarasota, Florida prior to establishing permanent residence in Sarasota, Florida.

4.   RELOCATION:

     (a) The Employee shall relocate her primary residence to the Sarasota, Florida vicinity on or before the end of March 31, 1998.

     (b) The Company shall reimburse the Employee for the following relocation expenses:

          (i) The Company shall provide temporary living expenses in the Sarasota area for a maximum period of three (3) months, and up to a maximum of $2,500.00 per month. Reimbursement shall end on the sooner of 3 months or the date of permanent residence in Sarasota.

          (ii) Real Estate fee upon the sale of the Arlington, Texas home of Employee, upon submission of an invoice from a licensed Realtor. The maximum reimbursement shall be 7% of the sales price of the home.

          (iii) Moving of Household  furniture,  based upon the average of three
                (3) quotations from Interstate moving companies. Reimbursement shall occur subsequent to completion of relocation.

          (iv) The sum of $2,500.00 for miscellaneous expenses, no receipt required, payable on attaining permanent residence in Sarasota, Florida.

          (v) Two round trips for the Employee and her spouse from Arlington, Texas to Sarasota, Florida, including coach airfare, for three
                (3)
                nights each trip, and a perdiem of $300.00 per day while on the trip for accommodations and expenses, for the purpose of seeking a new residence.

5.   STATUS:

     (a)  Permanent full-time employee status.

6.   COMPENSATION:

     (a) Gross Salary: $5,384.66 per two week pay period (based upon 26 pay periods per year) ($140,000.00 per annum).

     (b) Performance Bonus: The Employee shall be eligible to receive a Performance Bonus of up to 20% of her annual Gross Salary. The award, and the amount of the Bonus, shall be based upon achieving mutually agreed and written annual performance objectives.

     (c) Options on Company Stock: The Employee shall be granted options to purchase 20,000 shares of stock of the Company, subject to a vesting schedule. All stock subject to the options shall be purchased on or before 5 years after Date of Employment. The vesting period shall be as follows:

          (i) An option to purchase 5,000 shares of stock of the Company shall be granted on the date of acceptance of Employment (subject to approval by the Toronto and Montreal Security Commission). It is anticipated that this option will be without payment of purchase price, and may be deemed compensation to the employee at the time of the grant.

          (ii) An option to purchase an additional 5,000 shares of stock of the Company shall be exercisable after twelve (12) months of employment. The price payable at exercise shall be the market price as of the day of signature of this letter.

          (iii) An option to purchase a final 10,000 shares of stock of the Company shall be granted after twenty-four (24) months of employment. The price payable at exercise shall be the market price as of the day of signature of this letter.

          The options may be subject to the final terms of a tax-deferred option program being developed by the company.

          As used in this subparagraph (c), "Company" refers to HAEMACURE CORPORATION (Canada). However, upon completion of the IP0 for HAEMACURE CORP (USA), the options referred to herein shall apply to HAEMACURE CORP. (USA).

     (d) Signing Bonus: The Employee shall receive $10,000.00 Signing Bonus on achieving permanent residence in Sarasota, Florida. In the event that the Employee leaves the Company within the twelve (12) months from the date of hire, the Employee shall repay to the Company the Signing Bonus.

     (e) Severance Pay: In the event of termination of employment without cause, or should the Company be acquired, and thereafter the Employee is terminated on or before 36 months after acquisition, the Employee shall be eligible to receive eighteen (18) months of Gross Salary, which will be held in escrow. The provisions relating to termination after acquisition shall not apply if the acquiring group or company is composed of 50% or more of stockholders of the HAEMACURE CORPORATION (Canada).

     (f) The Employee shall be eligible for the annual allocation of stock options of HAEMACURE CORPORATION (Canada), as determined under the Employee Stock Option Plan and by the Board of Directors of that company. These rights are subject to termination upon completion of the contemplated IP0 for the HAEMACURE CORP. (USA). However, Employee shall be eligible for participation in stock option plans adopted by the United States company after the IPO.

7.   OTHER BENEFITS:

     (a) General: All benefit plans can be modified by the Company from time to time. Some of the benefits described herein may require co-payments by the Employee, and/or deductibles. These benefits may include, and are not limited to:

     (b) Medical: The Employee shall be eligible for all medical benefits which are in place offered by the Company to employees of similar status, including dependent coverage. Current medical coverage will be provided by Celtic Life Insurance a PP organization. Company is in the process of a group medical insurance policy.

     (c) Life Insurance: A Policy of term life insurance equal to the annual salary.

     (d) Disability: Short and Long Term Disability pay which are in accordance with industry standard.

     (e)  401(k) Plan:  The Company is in the process of  implementing  a 401(k)
          Plan.

     (f) Annual Vacations: The Employee shall be eligible for 1.75 days per month of annual vacation. Vacation days shall be non-cumulative. Federal holidays are not considered work days or vacation days.

8.   EXPENSES:

     (a) The Employee shall be reimbursed for all Company incurred expenses, as per the Company Expense Policy. Reimbursement will require approval of expenses.

9.   MEDICAL EXAMINATION:

     (a) Management of the company recognizes that certain of the Company's Employees are involved in medical/critical areas of drug and health product development. The company is in the process of developing policies leading to mandatory medical testing. It should be anticipated that the Employee will be subject to such mandatory testing policies. All such policies will be subject to legal guidelines. The cost of the medical examinations shall be borne by the Company. The results of such examinations shall be used solely by the Company, and shall be known only to the highest levels of Company management, subject to reasonable security guidelines.

     (b) The Employee may be required to obtain a medical certificate attesting to the good state of her physical health satisfactory to perform her required duties and obligations.

     (c) The Company reserves the right to request from the Employee an annual medical examination.

     (d) The Company may reserve the right, at all times, to request from the Employee, a urinary and/or blood Alcohol and/or Drug of Abuse Profile. A refusal by the Employee to submit to a toxicological profile may at the discretion of the Company be a reason for termination cause.

10.  CONFIDENTIALITY AGREEMENT:

     (a)  The   Employee   shall  sign  upon   acceptance   of   employment,   a
          Confidentiality and Non-Competitive Agreement. The agreement shall have the following attributes:

          (i) The Employee shall not disclose any secrets, confidential information relating to the Company Strategic Plan, scientific, marketing and operational methods, or proprietary information relating to the company's products, programs, or research during active employment by the Company, or for a period of two (2) years after termination of employment with the Company.

          (ii) The Employee shall not seek employment as an Employee, consultant or any other position with any commercial organizations which may be in competition or are directly or are indirectly involved, such as suppliers, with the Company, without having received prior authorization from the Company for a period of two (2) years after termination of Employment.

11.      OWNERSHIP:

     (a) All products, patents, scientific and business publications, clinical and regulatory protocols arising from research and development, clinical and regulatory, and sales and marketing activities that the Employee is directly or indirectly associated with shall be the full and sole property of the Company. All public disclosures of thc above must receive prior authorization in writing by president.


     The above represents our best efforts to express the terms and conditions of employment Please review this letter carefully. No prior verbal terms, discussions, or commitments are effective or operable unless specifically contained in this letter; any modifications or amendments must be in writing and signed by both parties, the Employee and the President of the Company. This Employment Offer is valid until July 10, 1997 and shall be considered null and void thereafter. Upon ratification by the Employee, this letter agreement will be submitted to the Board of Directors for final approval.


HAEMACURE CORPORATION


/s/  Marc Paquin

MARC PAQUIN
President/CEO




I, ELAINE WHITMORE, accept the terms and conditions of this Employment Offer.



/s/  Elaine Whitmore
-------------------------------------     --------------------------------------